Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR FISCAL YEAR 2010

NEW ORLEANS, LA December 15, 2010 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fourth quarter and fiscal year ended October 31, 2010.
The Company reported net earnings from continuing operations for fiscal year 2010 of $30.6 million, or $.33 per diluted share, compared to net earnings from continuing operations of $23.2 million, or $.25 per diluted share, for fiscal year 2009. For the quarter ended October 31, 2010, the Company reported net earnings from continuing operations of $8.7 million, or $.09 per diluted share, compared to net earnings from continuing operations of $3.5 million, or $.04 per diluted share, for the quarter ended October 31, 2009.
After adjusting earnings from continuing operations for certain items as discussed in the tables “Reconciliation of Non-GAAP Financial Measures,” the Company reported adjusted earnings from continuing operations of $32.1 million, or $.34 per diluted share, for fiscal year 2010, compared to adjusted earnings from continuing operations of $25.5 million, or $.28 per diluted share, for fiscal year 2009. For the quarter ended October 31, 2010, the Company reported adjusted earnings from continuing operations of $8.4 million, or $.09 per diluted share, compared to adjusted earnings from continuing operations of $4.5 million, or $.05 per diluted share, for the quarter ended October 31, 2009. Free cash flow, used later in this release, is also defined in the tables “Reconciliation of Non-GAAP Financial Measures,” included herein.
Thomas J. Crawford, President and Chief Executive Officer, stated, “Fiscal year 2010 was a successful year for the Company and our shareholders. I am pleased to report our employees produced a 3 percent growth in revenue, a 10 percent increase in gross profit, a 22 percent increase in operating earnings and a 32 percent increase in earnings from continuing operations. This achievement is due to our continual emphasis on the execution of our ‘Best in Class’ initiative, better systems and processes which reduced costs, and the dedication of our employees to serve families with the best possible care during their time of need. Additionally, we are very pleased with the results of our cremation initiative which focused on better serving our cremation families.”
Mr. Crawford continued, “During the year, we further strengthened our balance sheet, generated operating cash flow of $63.4 million and free cash flow of $50.7 million. We used our substantial cash flow to further reduce our outstanding debt and repurchase our common stock. During fiscal year 2010, we purchased $35.9 million of our senior convertible notes at $4.5 million less than their face value, producing approximately $1.2 million of annual cash interest savings. Since inception of the debt repurchase program in fiscal year 2009, we have purchased $118.5 million of our senior convertible notes at $26.5 million less than their face value, and produced a total of $3.8 million in annual cash interest savings. As of October 31, 2010, our outstanding debt was $331.6 million, the lowest debt in 15 years. In addition, we repurchased $4.0 million of our common stock and returned $11.2 million to our shareholders through dividends. We are encouraged by the results of the quarter and the year and anticipate further progress during 2011. We are enthused with our direction, key initiatives and strong balance sheet and remain optimistic for the future and continued success of the Company.”
Highlights of the fourth quarter include:
•	Produced strong operating and free cash flow of $14.2 million and $10.1 million, respectively, for the quarter;

•	Achieved a $2.1 million increase in cemetery revenue and a $3.5 million increase in cemetery gross profit, resulting in a 560 basis point increase in cemetery gross profit margin;

•	Experienced a 1.7 percent increase in average revenue per traditional funeral service and a 4.3 percent increase in average revenue per cremation service;

•	Increased funeral gross profit by $0.8 million and increased funeral gross profit margin by 130 basis points, despite a 3.3 percent decrease in same-store funeral services;

•	Reduced debt by 4.3 percent, or $14.9 million, in the fourth quarter of 2010; and

•	Purchased $4.0 million of the Company’s outstanding common stock.
Fourth Quarter Results from Continuing Operations
FUNERAL
•	The Company’s same-store funeral operations experienced a 1.7 percent increase in average revenue per traditional funeral service and a 4.3 percent increase in average revenue per cremation service. These increases were offset by a 3.3 percent decrease in same-store funeral services, which the Company believes is generally consistent with industry-wide data in the Company’s markets. The decrease in same-store funeral services, partially offset by the increases in average revenue, resulted in a $0.5 million, or 0.7 percent, decrease in funeral revenue to $66.4 million.

•	Funeral gross profit increased $0.8 million to $14.7 million for the fourth quarter of 2010 from $13.9 million during the fourth quarter of 2009, primarily due to a $1.3 million decrease in expenses, partially offset by the decrease in revenue, as noted above. The decrease in expenses is partially due to a $0.9 million improvement in health insurance claims. Funeral gross profit margin increased 130 basis points to 22.1 percent for the fourth quarter of 2010 from 20.8 percent for the same period of 2009.

•	The cremation rate for the Company’s same-store operations increased to 41.8 percent for the fourth quarter of 2010 compared to 40.3 percent for the fourth quarter of 2009.

•	Net preneed funeral sales decreased 12.6 percent during the fourth quarter of 2010 compared to the fourth quarter of 2009. While preneed funeral sales decreased from the prior year, the Company’s goal is for preneed funeral sales to exceed preneed maturities. For the fourth quarter of 2010, preneed funeral sales exceeded preneed deliveries by $7.3 million, or 1.4 times. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue increased $2.1 million, or 3.7 percent, to $58.9 million for the fourth quarter of 2010 from $56.8 million for the fourth quarter of 2009. This increase is primarily due to a $2.1 million increase in cemetery property revenue due to the timing of revenue recognition for cemetery property sales. Cemetery property sales for the fourth quarter of 2010 were consistent with the fourth quarter of 2009.

•	Cemetery gross profit increased $3.5 million, or 60.3 percent, to $9.3 million for the fourth quarter of 2010 compared to $5.8 million for the same period of 2009. The increase in gross profit is primarily due to the $2.1 million increase in revenue, as noted above, coupled with a $0.7 million improvement in health insurance claims. Cemetery gross profit margin increased 560 basis points to 15.8 percent for the fourth quarter of 2010 from 10.2 percent for the same period of 2009.
OTHER
•	Interest expense decreased $0.5 million to $5.9 million during the fourth quarter of fiscal year 2010 primarily due to the Company’s significant repurchases of its senior convertible notes in the open market.
•	The effective tax rate for the quarter ended October 31, 2010 was 12.9 percent compared to 41.7 percent for the same period in 2009. The decreased rate for the three months ended October 31, 2010 was due primarily to a tax benefit in the fourth quarter of fiscal year 2010 from the net reduction in the valuation allowance on the Company’s capital loss carry forwards and an increased tax benefit from the recognition and utilization of net operating losses in certain states and a U.S. possession.
•	In the fourth quarter of fiscal years 2010 and 2009, the Company purchased $14.9 million and $24.3 million, respectively, aggregate principal amount of its senior convertible notes in the open market, at $1.8 million and $3.4 million, respectively, less than the face value of the notes. Annual cash interest savings from the purchases are approximately $0.5 million and $0.8 million, respectively. In connection with the purchases, the Company recorded a net loss on early extinguishment of debt of $0.9 million for the three months ended October 31, 2010, compared to a net gain on early extinguishment of debt of $0.4 million for the three months ended October 31, 2009.
•	During the fourth quarter of 2010, the Company repurchased 0.8 million shares of the Company’s Class A outstanding common stock for approximately $4.0 million under its stock repurchase program.
•	During the fourth quarter of 2010, the Company sold one small funeral business for a gain of $0.4 million, net of taxes, which is included in discontinued operations.
Fiscal Year 2010 results from Continuing Operations
FUNERAL
•	The Company’s same-store funeral operations experienced a 1.0 percent increase in average revenue per traditional funeral service and a 3.1 percent increase in average revenue per cremation service. These increases were partially offset by a 2.1 percent decrease in same-store funeral services, which the Company believes is generally consistent with industry-wide data in the Company’s markets. The increases in average revenue, partially offset by the decrease in same-store funeral services, resulted in a $1.0 million increase in funeral revenue to $275.9 million.
•	Funeral gross profit increased $0.1 million to $65.1 million for fiscal year 2010 from $65.0 million for fiscal year 2009. Funeral gross profit margin was 23.6 percent for both fiscal years 2010 and 2009.
•	The cremation rate for the Company’s same-store operations was 41.9 percent for fiscal year 2010 compared to 40.9 percent for fiscal year 2009.
•	Net preneed funeral sales decreased 3.9 percent during fiscal year 2010 compared to fiscal year 2009. While preneed funeral sales decreased from the prior year, the Company’s goal is for preneed funeral sales to exceed preneed maturities, and for fiscal year 2010 preneed funeral sales exceeded preneed deliveries by $17.8 million, or 1.2 times. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue increased $12.5 million, or 5.9 percent, to $224.0 million for fiscal year 2010. This increase is due primarily to a $5.0 million, or 5.5 percent, increase in cemetery property sales and a $3.6 million, or 9.1 percent, increase in cemetery merchandise delivered. In addition, the Company experienced a $2.3 million improvement in the reserve for cancellations and a $1.0 million increase in cemetery property revenue due to the timing of revenue recognition for cemetery property sales.

•	Cemetery gross profit increased $8.5 million, or 37.6 percent, to $31.1 million for fiscal year 2010, which was positively impacted by $1.1 million of perpetual care withdrawals related to prior cancellations which the Company used to offset its deposit requirement. This compares to $22.6 million of cemetery gross profit for fiscal year 2009, which included a $3.4 million charge to record the Company’s probable funding obligation related to the Company’s perpetual care trusts. The increase in gross profit is primarily due to the increase in revenue, as noted above. Cemetery gross profit margin increased 320 basis points to 13.9 percent for fiscal year 2010 from 10.7 percent for the same period of 2009.
OTHER
•	Corporate general and administrative expenses decreased $2.9 million to $27.8 million for fiscal year 2010 primarily due to a decrease in training costs related to the Company’s implementation of a new business system in the prior year, coupled with a decline in incentive compensation. In addition, the Company managed its corporate general and administrative expenses more aggressively in fiscal year 2010.

•	Interest expense decreased $3.4 million to $24.4 million during fiscal year 2010 primarily due to the Company’s significant repurchases of its senior convertible notes in the open market.

•	The effective tax rate for fiscal year 2010 was 31.3 percent compared to 35.2 percent for fiscal year 2009. The decreased rate for fiscal year 2010 was primarily due to a tax benefit in fiscal year 2010 from the net reduction in the valuation allowance on the Company’s capital loss carry forwards and an increased tax benefit from the recognition and utilization of net operating losses in certain states and a U.S. possession.

•	During fiscal years 2010 and 2009, the Company purchased $35.9 million and $82.6 million, respectively, aggregate principal amount of its senior convertible notes in the open market, at $4.5 million and $22.0 million, respectively, less than the face value of the notes. Annual cash interest savings from these purchases is approximately $3.8 million in the aggregate. In connection with the purchases, the Company recorded a net loss on early extinguishment of debt of $1.0 million for fiscal year 2010, compared to a net gain on early extinguishment of debt of $6.2 million for the fiscal year 2009.

•	During fiscal year 2010, the Company repurchased 0.8 million shares of the Company’s Class A common stock for $4.0 million under its stock repurchase program.
Depreciation and Amortization
•	Depreciation and amortization was $7.9 million for the fourth quarter of 2010 compared to $8.5 million for the fourth quarter of 2009, which included $1.4 million and $1.6 million of non-cash interest and amortization of discounts on senior convertible notes for the three months ended October 31, 2010 and 2009, respectively.
•	Depreciation and amortization was $32.3 million for fiscal year 2010 compared to $34.8 million for fiscal year 2009, which included $5.9 million and $7.1 million of non-cash interest and amortization of discounts on senior convertible notes for the years ended October 31, 2010 and 2009, respectively.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the fourth quarter of fiscal year 2010 was $14.2 million compared to $21.3 million for the same period of last year. The Company received $6.2 million in net tax refunds in the fourth quarter of 2009 compared to receiving $0.4 million in net tax refunds in the fourth quarter of 2010.
•	Cash flow provided by operating activities for fiscal year 2010 was $63.4 million compared to $84.9 million for the same period of last year. The Company received $14.4 million of net tax refunds during fiscal year 2009 compared to receiving $0.3 million in net tax refunds in fiscal year 2010. In addition, the Company experienced a change in working capital during fiscal year 2010, partly driven by the $6.2 million change in receivables due in part to the improved cemetery property sales, which are typically financed.
•	Free cash flow was $10.1 million during the fourth quarter of 2010 compared to $16.6 million for the fourth quarter of 2009, primarily due to the decrease in operating cash flow, as described above.

•	Free cash flow was $50.7 million for fiscal year 2010 compared to $71.8 million for the same period last year, primarily due to the decrease in operating cash flow, as described above.

•	During the fourth quarter of fiscal year 2010, the Company paid $2.9 million, or $.03 per share, in dividends compared to $2.8 million, or $.03 per share, in dividends during the fourth quarter of fiscal year 2009.

•	During fiscal year 2010, the Company paid $11.2 million, or $.120 per share, in dividends compared to $9.7 million, or $.105 per share, in dividends during fiscal year 2009.

•	Since the inception of the debt repurchase program in fiscal year 2009, the Company has purchased $118.5 million aggregate principal amount of its senior convertible notes in the open market at $26.5 million less than the face value of the notes, producing $3.8 million in annual cash interest savings.

•	Subsequent to fiscal year end, the Company repurchased an additional 0.8 million shares of outstanding Class A common stock for $4.8 million under its stock repurchase program, for a total of 1.6 million shares for $8.8 million since the reinstatement of the stock repurchase program in September 2010. The Company has $17.7 million remaining available under the $75.0 million program.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended October 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 5.4 percent and its perpetual care trusts experienced a total return of 4.6 percent.

•	For the last twelve months ended October 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 14.2 percent and its perpetual care trusts experienced an annual total return of 15.1 percent.

•	For the last five years ended October 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 2.6 percent and its perpetual care trusts experienced an annual total return of 3.9 percent.

•	For the last twelve months ended October 31, 2010, the fair market value of the Company’s portfolio improved $69.7 million to a fair market value of $795.4 million.
Accounting Change
Interest on Senior Convertible Notes
Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s 2014 and 2016 senior convertible notes, and applied the change retrospectively for all periods presented. For additional information, see Notes 3 and 15 of the Company’s Form 10-K for the year ended October 31, 2010. Accordingly, the “Interest expense” line item on the three months and twelve months ended October 31, 2009 statements of earnings has been adjusted from a reported balance of $5.3 million and $22.3 million, respectively, to an adjusted balance of $6.4 million and $27.8 million, respectively, a difference of $1.1 million and $5.5 million, respectively, or $.04 per diluted share impact for fiscal year 2009. The “Interest expense” line item on the three and twelve months ended October 31, 2010 statements of earnings would have been $4.9 million and $20.3 million, respectively, if the Company had not adopted the new accounting principle, a difference of $1.0 million, or $.01 per diluted share, and $4.1 million, or $.02 per diluted share, respectively.

Other Information
James W. McFarland has advised the Company’s Board of Directors’ Corporate Governance and Nominating Committee that, after serving more than 15 years on the Company’s Board of Directors, he will retire at the next annual meeting of shareholders. Michael O. Read has also advised the Committee that, after serving more than 19 years on the Company’s Board of Directors, he will retire at the next annual meeting of shareholders.
The Company’s Board, upon the recommendation of the Committee, has nominated John K. Saer, Jr. and John B. Elstrott, Jr. to stand for election at the 2011 annual meeting of shareholders. Mr. Saer retired as a partner of Kohlberg Kravis Roberts & Co in 2009 and recently joined GI Partners, a real estate private equity firm, as Managing Director and Executive Chairman of CalEast Global Logistics, a new venture in which GI Partners will manage and invest in a $3.4 billion portfolio of CalPERS’ industrial and logistics related real estate businesses. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, and is Chairman of the Board of Whole Foods Market Inc., a public company with $9 billion in fiscal 2010 sales.
In addition, the Company’s Board, upon the recommendation of the Committee, has nominated the remaining directors to stand for re-election at the 2011 annual meeting.
Conference Call and Webcast
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter and year end results on Thursday, December 16, 2010 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-888-500-6955. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-719-457-2697. A replay of the call will be available by dialing 1-877-870-5176 (from within the continental United States) or 1-858-384-5517 (from outside the continental United States), and using pass code 9049455 until December 23, 2010 at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until January 16, 2011.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2010	2009
		(As Adjusted)
Revenues:
Funeral	$66,433	$66,968
Cemetery	58,871	56,784

	125,304	123,752

Costs and expenses:
Funeral	51,739	53,044
Cemetery	49,581	50,994

	101,320	104,038

Gross profit	23,984	19,714
Corporate general and administrative expenses	(7,596)	(8,069)
Hurricane related recoveries (charges), net	(4)	186
Net impairment losses on dispositions	—	(3)
Other operating income, net	373	290

Operating earnings	16,757	12,118
Interest expense	(5,861)	(6,418)
Gain (loss) on early extinguishment of debt	(946)	348
Investment and other income, net	34	7

Earnings from continuing operations before income taxes	9,984	6,055
Income taxes	1,291	2,522

Earnings from continuing operations	8,693	3,533

Discontinued operations:
Earnings from discontinued operations before income taxes	595	15
Income taxes	227	6

Earnings from discontinued operations	368	9

Net earnings	$9,061	$3,542

Basic earnings per common share:
Earnings from continuing operations	$.09	$.04
Earnings from discontinued operations	.01	—

Net earnings	$.10	$.04

Diluted earnings per common share:
Earnings from continuing operations	$.09	$.04
Earnings from discontinued operations	.01	—

Net earnings	$.10	$.04

Weighted average common shares outstanding (in thousands):
Basic	92,104	91,945

Diluted	92,343	92,133

Dividends declared per common share	$.030	$.030

The 2009 consolidated statement of earnings has been adjusted to reflect the impact of the accounting changes discussed in Note 3 of the Company’s Form 10-K for the year ended October 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2010	2009
		(As Adjusted)
Revenues:
Funeral	$275,898	$274,902
Cemetery	224,009	211,477

	499,907	486,379

Costs and expenses:
Funeral	210,812	209,894
Cemetery	192,891	188,866

	403,703	398,760

Gross profit	96,204	87,619
Corporate general and administrative expenses	(27,784)	(30,670)
Hurricane related charges, net	(66)	(380)
Separation charges	—	(275)
Net impairment losses on dispositions	—	(218)
Other operating income, net	1,424	1,250

Operating earnings	69,778	57,326
Interest expense	(24,392)	(27,776)
Gain (loss) on early extinguishment of debt	(1,035)	6,146
Investment and other income, net	156	92

Earnings from continuing operations before income taxes	44,507	35,788
Income taxes	13,938	12,597

Earnings from continuing operations	30,569	23,191

Discontinued operations:
Earnings from discontinued operations before income taxes	660	121
Income taxes	251	46

Earnings from discontinued operations	409	75

Net earnings	$30,978	$23,266

Basic earnings per common share:
Earnings from continuing operations	$.33	$.25
Earnings from discontinued operations	—	—

Net earnings	$.33	$.25

Diluted earnings per common share:
Earnings from continuing operations	$.33	$.25
Earnings from discontinued operations	—	—

Net earnings	$.33	$.25

Weighted average common shares outstanding (in thousands):
Basic	92,119	91,898

Diluted	92,394	91,978

Dividends declared per common share	$.120	$.105

The 2009 consolidated statement of earnings has been adjusted to reflect the impact of the accounting changes discussed in Note 3 of the Company’s Form 10-K for the year ended October 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2010	2009
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$56,060	$62,808
Certificates of deposit and marketable securities	10,000	—
Receivables, net of allowances	51,170	59,439
Inventories	35,715	34,463
Prepaid expenses	5,480	6,728
Deferred income taxes, net	28,312	21,715
Assets held for sale	—	35

Total current assets	186,737	185,188
Receivables due beyond one year, net of allowances	67,458	63,011
Preneed funeral receivables and trust investments	414,918	389,338
Preneed cemetery receivables and trust investments	209,750	193,417
Goodwill	247,038	247,038
Cemetery property, at cost	386,094	387,656
Property and equipment, at cost:
Land	43,518	43,574
Buildings	338,264	328,715
Equipment and other	191,428	186,760

	573,210	559,049
Less accumulated depreciation	283,637	260,422

Net property and equipment	289,573	298,627
Deferred income taxes, net	98,025	113,398
Cemetery perpetual care trust investments	231,008	205,476
Non-current assets held for sale	360	1,201
Other assets	11,905	14,654

Total assets	$2,142,866	$2,099,004

(continued)
The 2009 consolidated balance sheet has been adjusted to reflect the impact of the accounting changes discussed in Note 3 of the Company’s Form 10-K for the year ended October 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2010	2009
		(As Adjusted)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5	$5
Accounts payable and accrued expenses	24,797	25,604
Accrued payroll and other benefits	14,313	15,200
Accrued insurance	20,912	20,504
Accrued interest	4,197	4,561
Estimated obligation to fund cemetery perpetual care trust	13,253	14,010
Other current liabilities	12,138	14,099
Income taxes payable	2,533	2,028

Total current liabilities	92,148	96,011
Long-term debt, less current maturities	314,027	339,721
Deferred income taxes, net	4,950	—
Deferred preneed funeral revenue	243,520	247,825
Deferred preneed cemetery revenue	258,044	266,964
Deferred preneed funeral and cemetery receipts held in trust	555,152	514,613
Perpetual care trusts’ corpus	229,518	204,168
Long-term liabilities associated with assets held for sale	—	174
Other long-term liabilities	20,023	20,871

Total liabilities	1,717,382	1,690,347

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 88,739,140 and 89,128,700 shares at October 31, 2010 and October 31, 2009, respectively	88,739	89,129
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2010 and October 31, 2009; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	547,319	561,063
Accumulated deficit	(214,147)	(245,125)
Accumulated other comprehensive income:
Unrealized appreciation of investments	18	35

Total accumulated other comprehensive income	18	35

Total shareholders’ equity	425,484	408,657

Total liabilities and shareholders’ equity	$2,142,866	$2,099,004

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2010	2009
		(As Adjusted)
Cash flows from operating activities:
Net earnings	$30,978	$23,266
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net impairment losses and (gains) on dispositions, net	(645)	218
(Gain) loss on early extinguishment of debt	1,035	(6,146)
Depreciation and amortization	26,367	27,666
Non-cash interest and amortization of discount on senior convertible notes	5,901	7,139
Provision for doubtful accounts	4,758	7,916
Share-based compensation	2,457	2,204
Excess tax benefits from share-based payment arrangements	(121)	—
Provision for deferred income taxes	10,922	9,945
Estimated obligation to fund cemetery perpetual care trust	31	3,421
Other	(649)	158
Changes in assets and liabilities:
(Increase) decrease in receivables	(1,980)	4,216
Decrease in prepaid expenses	1,249	569
(Increase) decrease in inventories and cemetery property	301	(553)
Federal income tax refunds	1,600	18,018
Decrease in accounts payable and accrued expenses	(4,502)	(7,674)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	11,424	16,335
Increase (decrease) in deferred preneed funeral revenue	(4,143)	2,642
Decrease in deferred preneed funeral receipts held in trust	(14,043)	(13,932)
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	905	12,069
Decrease in deferred preneed cemetery revenue	(8,919)	(16,276)
Increase (decrease) in deferred preneed cemetery receipts held in trust	178	(7,482)
Increase in other	250	1,176

Net cash provided by operating activities	63,354	84,895

Cash flows from investing activities:
Proceeds from sales of marketable securities	5,901	250
Purchases of certificates of deposit and marketable securities	(15,875)	(197)
Proceeds from sale of assets	1,681	724
Purchase of subsidiaries and other investments, net of cash acquired	—	(1,923)
Additions to property and equipment	(16,450)	(21,238)
Other	176	49

Net cash used in investing activities	(24,567)	(22,335)

Cash flows from financing activities:
Repayments of long-term debt	(31,505)	(60,860)
Retirement of common stock warrants	(3,143)	(8,560)
Issuance of common stock	694	299
Retirement of call options	3,562	8,714
Purchase and retirement of common stock	(4,056)	(75)
Debt refinancing costs	(38)	(2,110)
Dividends	(11,170)	(9,734)
Excess tax benefits from share-based payment arrangements	121	—

Net cash used in financing activities	(45,535)	(72,326)

Net decrease in cash	(6,748)	(9,766)
Cash and cash equivalents, beginning of year	62,808	72,574

Cash and cash equivalents, end of year	$56,060	$62,808

Supplemental cash flow information:
Cash paid (received) during the year for:
Income taxes, net	$(309)	$(14,353)
Interest	$19,311	$22,331
Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$414	$305
Issuance of restricted stock, net of forfeitures	$724	$20
The 2009 consolidated statement of cash flows has been adjusted to reflect the impact of the accounting changes discussed in Note 3 of the Company’s Form 10-K for the year ended October 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2010 AND 2009
(Unaudited)
The Company recorded several items during the three and twelve months ended October 31, 2010 and 2009 that impacted earnings from continuing operations, including unusual items such as perpetual care funding obligations and tax valuation charges and non-recurring items such as gains (losses) on the early extinguishment of debt, hurricane related charges, net impairment losses on dispositions and separation pay. The Company is presenting adjusted earnings from continuing operations in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended October 31,				Twelve Months Ended October 31,
Adjusted Balances are Net of Tax(1)	2010		2009		2010		2009
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$9.1	$.10	$3.5	$.04	$31.0	$.33	$23.3	$.25
Subtract: Earnings from discontinued operations	(0.4)	(.01)	—	—	(0.4)	—	(0.1)	—

Earnings from continuing operations	8.7	.09	3.5	.04	30.6	.33	23.2	.25

Add: Interest adjustment related to the current year accounting change(2)	0.6	.01	0.8	—	2.6	.02	3.5	.04

Adjusted earnings from continuing operations	$9.3	$.10	$4.3	$.04	$33.2	$.35	$26.7	$.29
Add (subtract): Tax valuation charge (benefit)	(1.5)	(.02)	0.4	.01	(1.8)	(.02)	0.1	—
Add (subtract): (Gain) loss on early extinguishment of debt	0.6	.01	(0.2)	—	0.7	.01	(4.0)	(.04)
Add: Hurricane related charges, net	—	—	(0.1)	—	—	—	0.2	—
Add: Perpetual care funding obligation	—	—	0.1	—	—	—	2.2	.03
Add: Separation charges	—	—	—	—	—	—	0.2	—
Add: Net impairment losses on dispositions	—	—	—	—	—	—	0.1	—

Adjusted earnings from continuing operations	$8.4	$.09	$4.5	$.05	$32.1	$.34	$25.5	$.28

(1)	The tax rate associated with the Company’s adjustment related to the gain (loss) on the early extinguishment of debt was 38.0 percent for the three and twelve months ended October 31, 2010. For the three months ended October 31, 2009, the Company’s tax rate associated with the adjustment related to the gain (loss) on early extinguishment of debt was 35.5 percent, the tax rate associated with the adjustment related to the hurricane related charges was 35.3 percent and the tax rate associated with the adjustment related to the perpetual care funding obligation was 35.5 percent. For the twelve months ended October 31, 2009, the Company’s tax rate associated with the gain (loss) on the early extinguishment of debt, hurricane related charges, perpetual care funding obligation, separation charges and net impairment losses on dispositions was 35.3 percent.

(2)	The Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes. For additional information, see Note 3 of the Company’s Form 10-K for the year ended October 31, 2010. The tax rate associated with the Company’s interest adjustment related to the current year accounting change was 39.7 percent and 38.0 percent for the three and twelve months ended October 31, 2010, respectively. The tax rate associated with the Company’s interest adjustment related to the current year accounting change was 36 percent for the three and twelve months ended October 31, 2009.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2010 AND 2009
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and twelve months ended October 31, 2010 and 2009:

	Three Months Ended		Twelve Months Ended
Free Cash Flow	October 31,		October 31,
(Dollars in millions)	2010	2009	2010	2009
Net cash provided by operating activities (1)	$14.2	$21.3	$63.4	$84.9
Less: Maintenance capital expenditures	(4.1)	(4.7)	(12.7)	(13.1)

Free cash flow	$10.1	$16.6	$50.7	$71.8

(1)	Cash flow provided by operating activities for the fourth quarter of fiscal year 2010 was $14.2 million compared to $21.3 million for the same period of last year. The Company received $6.2 million in net tax refunds in the fourth quarter of 2009 compared to receiving $0.4 million in net tax refunds in the fourth quarter of 2010.

Cash flow provided by operating activities for fiscal year 2010 was $63.4 million compared to $84.9 million for the same period of last year. The Company received $14.4 million of net tax refunds during fiscal year 2009 compared to receiving $0.3 million in net tax refunds in fiscal year 2010. In addition, the Company experienced a change in working capital during fiscal year 2010, partly driven by the $6.2 million change in receivables due in part to the improved cemetery property sales, which are typically financed.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2010 AND 2009
(Unaudited)
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes. EBITDA margins are calculated by dividing EBITDA by revenue.
Management believes that EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA as a measure of the Company’s cash flow. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA) and EBITDA for the three and twelve months ended October 31, 2010 and 2009:

	Three Months Ended		Twelve Months Ended
EBITDA from Continuing Operations	October 31,		October 31,
(Dollars in millions)	2010	2009	2010	2009
Consolidated net earnings	$9.1	$3.5	$31.0	$23.3
Subtract: Earnings from discontinued operations	(0.4)	—	(0.4)	(0.1)

Earnings from continuing operations	8.7	3.5	30.6	23.2
Add: Depreciation and amortization	6.5	6.9	26.4	27.7
Add: Interest expense	5.9	6.4	24.4	27.8
Add: Income taxes	1.3	2.6	13.9	12.6
Add (subtract): (Gain) loss on early extinguishment of debt	0.9	(0.4)	1.0	(6.2)

EBITDA	$23.3	$19.0	$96.3	$85.1
Add: Hurricane related charges	—	(0.2)	0.1	0.4
Add: Perpetual care funding obligation	—	0.2	—	3.4
Add: Net impairment losses on disposition	—	—	—	0.2
Add: Separation charges	—	—	—	0.3

Adjusted EBITDA	$23.3	$19.0	$96.4	$89.4

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial decline in market value of our trust assets since the fourth quarter of fiscal year 2008, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakened economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2010 filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.